Exhibit 99.1

SafeNet President Chris Fedde

Elected to AuthenTec’s Board of Directors

MELBOURNE, Fla., February 13, 2008 – AuthenTec (NASDAQ: AUTH), the world’s leading provider of fingerprint sensors and solutions, today announced that SafeNet President and Chief Operating Officer (COO) Chris Fedde has been elected to its Board of Directors. Mr. Fedde, a 25-year veteran of the information security industry, succeeds Harris Corp.’s Kent Buchanan on AuthenTec’s six-member Board.

“Chris is a very well respected leader in the information security industry, and we believe he will be a great addition to our Board of Directors,” said F. Scott Moody, AuthenTec Chairman and CEO. “Chris brings a great depth of information security and business management experience to our Board, and we look forward to his insights as we build on AuthenTec’s leadership and address the exciting growth opportunities ahead. I would also like to express my gratitude and appreciation to Kent Buchanan for his contributions to our Board as he transitions from Harris Corporation’s Chief Growth Officer to his new role as CTO and vice president of Engineering for the company’s two government segments.”

SafeNet, a global leader in information security, has achieved continuous profitability and successive record-setting quarterly sales since Fedde’s appointment as President and COO in October 2006. Mr. Fedde joined SafeNet in February of 2001 as Director of Corporate Product Management and Business Development, and has been a key contributor to SafeNet’s security presence in the financial community and the federal government. Sales at SafeNet have grown from $16 million in 2001 to more than $300 million in 2007.

Mr. Fedde started his career at Motorola where he was a wireless product engineering manager before joining Harris as the director of secure products at Harris RF Communications Division, where he started the security business and led its growth into a successful business unit. He holds several patents related to wireless technologies, and received a BSEE degree from the University of Iowa.

About AuthenTec

With more than 25 million sensors sold worldwide, AuthenTec is the world leader in providing fingerprint authentication sensors and solutions to the high-volume PC, wireless device, and access control markets. AuthenTec’s award-winning sensors take full advantage of The Power of Touch® by utilizing the Company’s patented TruePrint® technology to deliver the most convenient, reliable and cost-effective means available for enabling touch-powered features that extend beyond user authentication. The Company’s customers include: Acer, ASUSTeK, Fujitsu, HP, Hitachi, HTC, Lenovo, LG Electronics, Samsung, and Toshiba, among others.

Contacts
Brent Dietz	Jen Bannan
AuthenTec	Zer0 to 5ive
Brent.dietz@authentec.com	Jen@0to5.com
321.308.1320	412-580-3675